Exhibit 3.1

CERTIFICATE OF LIMITED PARTNERSHIP

OF

KIMBELL ROYALTY PARTNERS, LP

This Certificate of Limited Partnership of Kimbell Royalty Partners, LP (the “Partnership”), dated October 30, 2015, has been duly executed and is filed pursuant to Section 17-201 of the Delaware Revised Uniform Limited Partnership Act (the “Act”) to form a limited partnership under the Act.

Article One

The name of the limited partnership is “Kimbell Royalty Partners, LP.”

Article Two

The address of the Partnership’s registered office in the State of Delaware is the Corporation Trust Center, 1209 Orange Street, City of Wilmington, Delaware 19801, County of New Castle. The name of the Partnership’s registered agent for service of process in the State of Delaware at such address is The Corporation Trust Company.

Article Three

The name and mailing address of the general partner are as follows:

Name	Mailing Address

Kimbell Royalty GP, LLC	777 Taylor St., Suite 810
Fort Worth, Texas 76102

IN WITNESS WHEREOF, the undersigned has executed this Certificate of Limited Partnership of Kimbell Royalty Partners, LP as of the date first written above.

Kimbell Royalty GP, LLC,
its General Partner

By:	/s/ R. Davis Ravnaas
R. Davis Ravnaas
Authorized Person